Exhibit 99.1

                                  PRESS RELEASE
L. B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE
                              L. B. FOSTER COMPANY

                      REPORTS THIRD QUARTER EARNINGS UP 75%

PITTSBURGH, PA, October 26, 2005 - L.B. Foster Company (NASDAQ: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported net income of $2.3 million ($0.22 per diluted share) in the third quarter of 2005 versus net income of $1.3 million ($0.13 per diluted share) in the third quarter of 2004.

Net sales for the third quarter of 2005 were $97.5 million compared to $85.9 million in 2004, an increase of 14%, primarily due to increased sales of Piling. Gross margins increased one percentage point to 11.9% as a result of reduced LIFO expense compared to the same period a year ago. Selling and administrative expenses increased $0.9 million or 13% over the same prior year period due to employee compensation and benefits. Third quarter interest expense increased $0.3 million from the prior year due to increased interest rates and increased borrowings. The increase in borrowings was due primarily to working capital requirements related to increased volumes as well as the Company stocking more sheet piling inventory as it becomes available to accommodate higher margin stock sales. Higher than typical capital investments also contributed to our increased borrowing. Other income increased $0.3 million due to rental income and increased income from a mark-to-market adjustment recorded by the Company related to its interest rate collar. The third quarter income tax rate was 31.5% compared to 36.1% in last year's quarter. The prior year rate reflects an increase in the valuation allowance provided against certain deferred assets.

For the nine months ended September 30, 2005, the Company reported net income of $4.6 million ($0.44 per diluted share) versus net income of $2.5 million ($0.25 per diluted share) for the same period a year ago.

Net sales for the nine months ended September 30, 2005 were $270.7 million compared to $228.1 million in 2004, an increase of 19% while gross margins improved slightly to 11.2%. Selling and administrative expenses rose $2.6 million or 13% for the same reasons previously mentioned. Interest expense rose $0.4 million as a result of increased borrowings and increased interest rates.

Cash flow from operations was break-even for the third quarter and a negative $14.2 million for the first nine months of 2005 as the Company's working capital has increased, as previously mentioned. The cash requirements were funded primarily from revolving credit facility borrowings and interim fixed rate lease financing, as well as the proceeds of $2.9 million from the sale of an unused facility in Doraville, GA. Capital expenditures for the nine months ended September 30, 2005 were $12.7 million due to the construction of a new concrete tie manufacturing facility and upgrade of another, to meet the needs of a long-term contract with the Union Pacific Railroad for the supply of prestressed concrete railroad ties.

"We had strong performances in both our Tubular and Construction reporting segments in the third quarter. Piling and Coated Pipe, in particular, had exceptional quarters with sales increases of 57% and 168%, respectively," remarked Stan Hasselbusch, President and CEO.

"As anticipated, profitability was hampered in the third quarter due to the lack of production at our Grand Island concrete tie facility. This plant was closed in July as we began installing new tie-manufacturing equipment. This equipment is currently being commissioned and will be in full production in December, on schedule. Our new Tucson tie manufacturing facility, however, is behind schedule due to permitting issues. We anticipate start up of this facility in the second quarter of 2006."

Mr. Hasselbusch concluded by saying, "Overall, business activity remains strong and is reflected in new order bookings. Bookings for the quarter were $100.2 million, 38% ahead of the same period last year."

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter operating results on Wednesday, October 26, 2005 at 11:00am EDT. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer and Mr. David Russo, Senior Vice President and Chief Financial Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value of the Dakota Minnesota & Eastern Railroad, delays or problems encountered during construction or implementation at our concrete tie facilities, and the continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as
"anticipates,"   "expects,"   or   "will,"   generally   should  be   considered
forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                             Three Months Ended             Nine Months Ended
                                                  Sept. 30,                     Sept. 30,
-------------------------------------------------------------------------------------------------
                                              2005         2004             2005          2004
-------------------------------------------------------------------------------------------------
                                                 (Unaudited)                    (Unaudited)

NET SALES                                    $97,533      $85,858         $270,655      $228,137

COSTS AND EXPENSES:
Cost of goods sold                            85,911       76,534          240,273       203,498
Selling and administrative
  expenses                                     7,896        6,993           23,036        20,448
Interest expense                                 778          452            1,775         1,384
Other income                                    (478)        (222)          (1,205)       (1,266)
-------------------------------------------------------------------------------------------------
                                              94,107       83,757          263,879       224,064
-------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                     3,426        2,101            6,776         4,073
INCOME TAXES                                   1,078          759            2,202         1,549
-------------------------------------------------------------------------------------------------
NET INCOME                                    $2,348       $1,342           $4,574        $2,524
=================================================================================================

BASIC EARNINGS PER COMMON SHARE                $0.23        $0.13            $0.45         $0.25
=================================================================================================

DILUTED EARNINGS PER COMMON SHARE              $0.22        $0.13            $0.44         $0.25
=================================================================================================

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                           10,150       10,018           10,101         9,924
=================================================================================================

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                         10,534       10,306           10,453        10,237
=================================================================================================

                      L. B. Foster Company and Subsidiaries
                           Consolidated Balance Sheet
                                    ($ 000's)

                                            September 30,         December 31,
                                                 2005                 2004
------------------------------------------------------------------------------
ASSETS                                       (Unaudited)

CURRENT ASSETS:
------------------------------------------------------------------------------
   Cash and cash items                          $3,405                 $280
   Accounts and notes receivable:
      Trade                                     60,978               39,759
      Other                                      1,408                  170
   Inventories                                  66,273               42,014
   Current deferred tax assets                   1,289                1,289
   Other current assets                            837                  786
----------------------------------------------------------------------------
         Total Current Assets                  134,190               84,298
----------------------------------------------------------------------------

OTHER ASSETS:
----------------------------------------------------------------------------
   Property, plant & equipment - net            40,030               30,378
   Goodwill                                        350                  350
   Other intangibles - net                         315                  430
   Investments                                  15,439               14,697
   Deferred tax assets                           3,877                3,877
   Other non-current assets                        198                   65
----------------------------------------------------------------------------
          Total Other Assets                    60,209               49,797
----------------------------------------------------------------------------
                                              $194,399             $134,095
============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
----------------------------------------------------------------------------
   Current maturities on long-term debt           $777                 $477
   Short-term borrowings                        10,542                  112
   Accounts payable-trade and other             48,659               27,736
   Accrued payroll and employee benefits         4,956                3,308
   Current deferred tax liabilities              3,942                3,942
   Other accrued liabilities                     5,489                1,892
----------------------------------------------------------------------------
         Total Current Liabilities              74,365               37,467
----------------------------------------------------------------------------

LONG-TERM BORROWINGS                            32,062               14,000
----------------------------------------------------------------------------
OTHER LONG-TERM DEBT                             3,804                3,395
----------------------------------------------------------------------------
DEFERRED TAX LIABILITIES                         2,898                2,898
----------------------------------------------------------------------------
OTHER LONG-TERM LIABILITIES                      2,068                2,592
----------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
----------------------------------------------------------------------------
   Class A Common stock                            102                  102
   Paid-in Capital                              35,510               35,131
   Retained Earnings                            44,453               39,879
   Treasury Stock                                 (148)                (654)
   Accumulated Other Comprehensive Loss           (715)                (715)
----------------------------------------------------------------------------
        Total Stockholders' Equity              79,202               73,743
----------------------------------------------------------------------------
                                              $194,399             $134,095
============================================================================